Exhibit No. 99.1

Workstream Inc. signs Definitive Agreement to Acquire Kadiri

 -- Workstream's Total Workforce first to offer hosted Recruitment, Performance and Compensation Management software to Fortune 2000 --

OTTAWA, ON AND SAN FRANCISCO, CA - MAY 25, 2004 - Workstream Inc. (NASDAQ:
WSTM), a provider of hosted Enterprise Workforce Management software, today announced it has agreed to acquire privately held Kadiri, Inc., a provider of Enterprise Compensation Management (ECM)TM solutions for Global 2000 companies. The acquisition will immediately strengthen Workstream's customer base, expand its Workstream Total Workforce product suite, broaden its domain expertise and expand its senior management team while increasing its recurring revenue.

Kadiri's TotalRewards & Performance Suite provides an end-to-end solution for planning, managing and communicating rewards and performance management objectives throughout and entire organization. Workstream plans to continue to support Kadiri's entire product line.

"This acquisition strengthens our position in hosted Enterprise Workforce Management Software solutions for all market segments," said Michael Mullarkey, Chairman and CEO of Workstream. "Companies with as few as 1,000 or more than 100,000 employees, can look to Workstream for high quality solutions. The acquisition will yield many benefits for our customers, partners, and shareholders. We will gain a larger customer base, a wider range of hosted software solutions, and more recurring revenue. "

Kadiri's customers include companies such as United Airlines, Dupont, Visa, Kaiser, Motorola, Qwest, Time Warner Cable, United Defense, The GAP, Wells Fargo, Washington Mutual, Bristol-Myers Squibb and Cendant. With this acquisition Kadiri customers will also benefit from the broader services offered by Workstream.

In addition, Kadiri customers subscribing to hosted corporate Enterprise Compensation Management services will benefit from Workstream's R&DCenter in Ottawa, which provides access to more than 50 engineers and a state-of-the-art data center and rapid application deployment with minimal IT investment. These subscription services create a strong recurring revenue stream for the Company.

Dan Fetterman, CEO of Kadiri said, "Workstream and Kadiri share in a vision of providing Enterprise Workforce Management solutions to our Fortune 2000 customers with their choice of delivery options and flexible purchasing options. By combining forces, Workstream and Kadiri are creating an offering with powerful hosting expertise, deployment capabilities, and product leadership poised to deliver value to global organizations of all sizes."

EXPECTED BENEFITS OF THE ACQUISITION INCLUDE:

      o A broad suite of enterprise workforce management software providing a hosted "software as a service" solution with additional recurring revenue sources;

      o A combined customer base of more than 300 enterprise workforce management software customers;

      o Stronger capability to deliver hosted solutions resulting from adding Kadiri's talent and experience in providing hosted Enterprise Workforce Management software solutions; and

      o A combined sales force of more than 25 sales professionals located across North America.

                                    - MORE -

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ABOUT WORKSTREAM INC.

Workstream Inc. (NASDAQ: WSTM) is a provider of hosted Enterprise Workforce Management software and professional services to the Fortune 2000. Workstream's products provide Recruitment, Performance and Compensation automation for employees and corporations. Workstream was named to the Deloitte & Touche Fast 50 list of the fastest growing software companies for 2003. Through its 12 offices and 170 dedicated human resource professionals across North America, Workstream services customers such as Eli Lilly, Nordstrom, Nike, Home Depot, Samsung, KPMG and Sony Music. For more information visit http:www.workstreaminc.com <http://www.workstreaminc.com> or call toll free 1-866-470-WORK.

ABOUT KADIRI

Kadiri Inc. is a provider of Enterprise Compensation Management (ECM) solutions. Kadiri's TotalRewards & Performance Suite provides an end-to-end solution for planning, managing and communicating rewards and performance management objectives throughout an entire organization. The suite of products, comprised of Kadiri TotalPerformance, Kadiri TotalComp, and Kadiri TotalCommunications, addresses the entire pay-for-performance lifecycle enabling Global 2000 companies to build a high-performance workforce while controlling costs. Customers include Dow Jones (NYSE: DJ), Dupont (NYSE: DD), Kaiser Permanente, Longs Drugs, Motorola (NYSE: MOT), Qwest (NYSE: Q), Visa, Washington Mutual (NYSE: WM) and Wells Fargo (NYSE: WFS). Kadiri is a privately held company headquartered in Burlingame, Calif., and can be contacted at (877) 642-2299 or www.kadiri.com.

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FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.

For more information contact:

INVESTOR RELATIONS:
Tammie Brown, Workstream Inc.
Tel:  877-327-8483 ext. 263
Email:  tammie.brown@workstreaminc.com